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EXHIBIT 16 TO FORM 8-K


March 4, 2004

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, NW
Washington, D.C. 20549

Commissioners:

We have read Item 4 included in the Form 8-K dated March 4, 2004 of Avondale Incorporated to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,


/s/ Crisp Hughes Evans LLP